As filed with the Securities and Exchange Commission on September 8, 2026.
Registration No. 333-296998

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO
REGISTRATION STATEMENT ON FORM S-4
UNDER THE
SECURITIES ACT OF 1933
Somnigroup International Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-1022198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
100 Crescent Ct. Suite 700, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)
Leggett & Platt, Incorporated Flexible Stock Plan
(Full title of the plan)
Kindel Nuño
Executive Vice President, Chief Human Resources Officer and
General Counsel
Somnigroup International Inc.
100 Crescent Ct. Suite 700
Dallas, Texas 75201
(Name and address of agent for service)
(800) 878-8889
(Telephone number, including area code, of agent for service)

Copies to:
Lillian Tsu
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Somnigroup International Inc. (the “Company”) hereby amends its Registration Statement on Form S-4 (File No. 333-296998) filed with the United States Securities and Exchange Commission (the “Commission”) on June 24, 2026 (the “Initial Registration Statement”), as amended by Amendment No. 1 thereto filed with the Commission on July 8, 2026 (the “Form S-4”), which the Commission declared effective at 4:00 p.m., Eastern Daylight Time, on July 9, 2026, by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).
The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 13, 2026 (the “Merger Agreement”), by and among the Company, Leggett & Platt, Incorporated (“Leggett & Platt”) and Sparrow Unity Corporation, a wholly owned subsidiary of the Company (“Merger Sub”). On August 26, 2026, Merger Sub merged with and into Leggett & Platt, with Leggett & Platt surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger” and such effective time of the Merger, the “Effective Time”).
At the Effective Time, each share of common stock, par value $0.01 per share, of Leggett & Platt (“Leggett & Platt Common Stock”) that was issued and outstanding immediately prior to the Effective Time (other than the Leggett & Platt Cancelled Shares and Dissenting Shares, each as defined in the Merger Agreement) was automatically cancelled and converted into the right to receive 0.1455 shares of common stock, par value $0.01 per share, of the Company (“Somnigroup Common Stock,” and such number of shares of Somnigroup Common Stock, the “Exchange Ratio”).
Pursuant to the terms of the Merger Agreement, at the Effective Time, certain outstanding Leggett & Platt options to acquire shares of Leggett & Platt Common Stock (“Leggett & Platt Options”), restricted stock unit awards covering shares of Leggett & Platt Common Stock (“Leggett & Platt RSU Awards”) and performance stock unit awards covering shares of Leggett & Platt Common Stock (“Leggett & Platt PSU Awards”) issued pursuant to the Leggett & Platt, Incorporated Flexible Stock Plan, as amended and restated, effective as of May 21, 2026 (the “Plan”), were assumed by the Company and converted into awards denominated in shares of Somnigroup Common Stock (each, an “Assumed Award”), with appropriate adjustments to reflect the application of the Exchange Ratio and pursuant to the terms and conditions of the Merger Agreement.
The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to (i) 725,227 shares of Somnigroup Common Stock issuable upon the exercise, vesting or settlement of the Assumed Awards originally granted under the Plan at the Effective Time and (ii) up to 1,168,663 shares of Somnigroup Common Stock which may be issued pursuant to equity awards to be granted after the date hereof from the share reserve under the Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:
•the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including the information specifically incorporated by reference therein from the Company’s definitive proxy statement related to the Company’s 2026 annual meeting of stockholders, filed with the Commission on March 31, 2026;
•the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026 and Form 10-Q for the fiscal quarter ended June 30, 2026;
•the Company’s Current Reports on Form 8-K filed February 17, 2026; April 13, 2026; May 7, 2026; May 15, 2026; July 27, 2026; August 6, 2026; and August 26, 2026 (in each case other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and
•the description of Somnigroup Common Stock contained in Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 27, 2026, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall also be deemed to be incorporated by reference into this Registration Statement (except for any information therein which has been furnished rather than filed). Subsequent filings with the Commission will automatically modify and supersede the information contained in this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Company’s amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
The Company maintains insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his capacity as such.
Any underwriting agreement may provide for indemnification by the underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1*
Leggett & Platt Flexible Stock Plan, amended and restated, effective as of May 21, 2026 (incorporated by reference to the Appendix to Leggett & Platt’s Proxy Statement filed with the Commission on April 7, 2026 (File No. 001-07845))

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Somnigroup International Inc.
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (contained in its opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature pages hereto)
__________________
*Previously filed.
Item 9. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act.
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas on September 8, 2026.

Somnigroup International Inc.

By:	/s/ Scott L. Thompson
Name:	Scott L. Thompson
Title:	Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott L. Thompson, Bhaskar Rao and Kindel Nuño, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the 8th day of September, 2026.

	Signature	Title	Date

By:	/s/ Scott L. Thompson	Chairman, President and Chief Executive Officer	September 8, 2026
	Scott L. Thompson	(Principal Executive Officer)

By:	/s/ Bhaskar Rao	Executive Vice President and Chief Financial Officer	September 8, 2026
	Bhaskar Rao	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Christopher T. Cook	Director	September 8, 2026
Christopher T. Cook

By:	/s/ Evelyn S. Dilsaver	Director	September 8, 2026
Evelyn S. Dilsaver

By:	/s/ Simon John Dyer	Director	September 8, 2026
Simon John Dyer

By:	/s/ Cathy Rogers Gates	Director	September 8, 2026
Cathy Rogers Gates

By:	/s/ Meredith Siegfried Madden	Director	September 8, 2026
Meredith Siegfried Madden

By:	/s/ Richard W. Neu	Director	September 8, 2026
Richard W. Neu

By:	/s/ Peter R. Sachse	Director	September 8, 2026
Peter R. Sachse
II-4